     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 STRATASYS, INC.
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                                            36-3658792
(State or other jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                         Identification Number)

14950 Martin Drive, Eden Prairie, Minnesota                    55344-2020
  (Address of principal executive offices)                     (Zip Code)

          STRATASYS, INC. SECOND AMENDED AND RESTATED 1994-2 STOCK PLAN
                            (Full Title of the Plan)
                STRATASYS, INC. 1998 INCENTIVE STOCK OPTION PLAN
                            (Full Title of the Plan)
                STRATASYS, INC. 2000 INCENTIVE STOCK OPTION PLAN
                              (Full Title of Plan)

                            S. SCOTT CRUMP, PRESIDENT
                                 STRATASYS, INC.
                               14950 MARTIN DRIVE
                       EDEN PRAIRIE, MINNESOTA 55344-2020
                                 (613) 937-3000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

       A copy of all communications, including communications sent to the agent for service should be sent to:

                                ERIC HONICK, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                            NEW YORK, N.Y. 10158-0125
                                 (212) 687-3860

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of                                Proposed Maximum        Proposed Maximum
     Securities to be            Amount to be               Offering           Aggregate Offering          Amount of
        Registered                Registered            Price Per Share               Price             Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Stock Options                       1,250,000(1)          $---------------          $--------------       $------------(2)
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of                                Proposed Maximum        Proposed Maximum
     Securities to be            Amount to be               Offering           Aggregate Offering          Amount of
        Registered                Registered            Price Per Share               Price             Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                      600 (3)(4)           $  3.78                   $       2,268      $        .60
                                    500 (3)(4)           $  4.13                   $       2,065      $        .55
                                  6,000 (3)(4)           $  4.44                   $      26,640      $       7.03
                                  2,000 (3)(4)           $  4.53                   $       9,060      $       2.39
                                600,480 (3)(4)           $  5.00                   $   3,002,400      $     792.63
                                    500 (3)(4)           $  5.08                   $       2,540      $        .67
                                  1,000 (3)(4)           $  5.22                   $       5,220      $       1.38
                                 10,380 (3)(4)           $  5.25                   $      54,495      $      14.39
                                114,880 (3)(4)           $  5.38                   $     618,054      $     163.17
                                  1,000 (3)(4)           $  6.06                   $       6,060      $       1.60
                                  1,000 (3)(4)           $  6.22                   $       6,220      $       1.64
                                  1,000 (3)(4)           $  6.25                   $       6,250      $       1.65
                                  2,000 (3)(4)           $  6.28                   $      12,560      $       3.32
                                    500 (3)(4)           $  6.63                   $       3,315      $        .88
                                  2,000 (3)(4)           $  6.94                   $      13,880      $       3.60
                                    600 (3)(4)           $  7.00                   $       4,200      $       1.11
                                  1,000 (3)(4)           $  7.09                   $       7,090      $       1.87
                                  2,000 (3)(4)           $  7.38                   $      14,760      $       3.90
                                 31,200 (3)(4)           $  7.55                   $     235.560      $      62.19
                                  2,000 (3)(4)           $  7.63                   $      15,260      $       4.03
                                    200 (3)(4)           $  7.66                   $       1,532      $        .40
                                  1,000 (3)(4)           $  7.70                   $       7,700      $       2.03
                                  1,500 (3)(4)           $  7.76                   $      11,640      $       3.07
                                  2,500 (3)(4)           $  7.92                   $      19,800      $       5.23
                                101,488 (3)(4)           $  8.00                   $     811,904      $     214.34
                                  1,000 (3)(4)           $  8.13                   $       8,130      $       2.15
                                  1,000 (3)(4)           $  9.13                   $       9,130      $       2.41
                                    400 (3)(4)           $ 12.75                   $       5,100      $       1.35
                                    400 (3)(4)           $ 14.25                   $       5,700      $       1.50
                                128,650 (3)(4)           $ 15.00                   $   1,929,750      $     509.45
                                    200 (3)(4)           $ 15.56                   $       3,112      $        .82
                                  4,400 (3)(4)           $ 15.88                   $      69,872      $      18.45
                                    800 (3)(4)           $ 16.00                   $      12,800      $       3.38
                                 39,500 (3)(4)           $ 16.13                   $     637,135      $     168.20
                                  8,420 (3)(4)           $ 16.50                   $     138.930      $      36.68
                                    800 (3)(4)           $ 16.94                   $      13,552      $       3.58
                                 19,800 (3)(4)           $ 17.00                   $     336,600      $      88.86
                                  3,000 (3)(4)           $ 17.38                   $      52,140      $      13.76
                                    500 (3)(4)           $ 17.44                   $       8,720      $       2.30
                                  2,100 (3)(4)           $ 17.50                   $      36,750      $       9.70
                                    720 (3)(4)           $ 17.63                   $      12,694      $       3.35
                                    200 (3)(4)           $ 17.75                   $       3,550      $        .99
                                  1,200 (3)(4)           $ 18.63                   $      22,356      $       5.90
                                  1,750 (3)(4)           $ 18.94                   $      33,145      $       8.75
                                    800 (3)(4)           $ 19.19                   $      15,352      $       4.05
                                    100 (3)(4)           $ 19.44                   $       1,994      $        .53
                                    300 (3)(4)           $ 19.56                   $       5,868      $       1.55
                                    200 (3)(4)           $ 20.06                   $       4,012      $       1.06
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
  Title of Each Class of                                Proposed Maximum        Proposed Maximum
     Securities to be            Amount to be               Offering           Aggregate Offering          Amount of
        Registered                Registered            Price Per Share               Price             Registration Fee
---------------------------------------------------------------------------------------------------------------------------
                                  4,000 (3)(4)            $20.13                    $     80,520      $      21.26
                                    200 (3)(4)            $20.69                    $      4,138      $       1.09
                                  3,000 (3)(4)            $21.55                    $     64,320      $      17.07
                                  4,000 (3)(4)            $21.81                    $     87,240      $      23.03
                                  2,000 (3)(4)            $23.50                    $     47,000      $      12.41
                                153,232 (4)(5)            $ 9.72 (6)                $  1,489,415 (6)  $     393.21(6)
---------------------------------------------------------------------------------------------------------------------------
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $   2,650.46
===========================================================================================================================

(1) Represents options granted or to be granted pursuant to the Stratasys, Inc. Second Amended and Restated 1994-2 Stock Plan (the "1994-2 Plan") the Stratasys, Inc. 1998 Incentive Stock Option Plan (the "1998 Plan"), and the Stratasys, Inc. 2000 Incentive Stock Option Plan. Prior to its amendment, the 1994-2 Plan authorized the Registrant to grant options to purchase up to 500,000 shares of the Registrant's Common Stock, and the Registrant filed a Registration Statement on Form S-8, dated June 9, 1995 (File No. 33-93362), with respect to the grant of such options and the issuance of shares of Common Stock pursuant to the exercise of such options. The 1994-2 Plan was subsequently amended to permit the grant of options to purchase an additional 500,000 shares of Common Stock, and this Registration Statement is being filed with respect to such additional options.

(2)      No registration fee is required pursuant to Rule 457(h)(3).

(3) Shares issuable upon exercise of options granted under the 1994-2 Plan, the 1998 or the 2000 Plan.

(4) Pursuant to Rule 416, includes an indeterminable number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the 1994-2 Plan, the 1998 Plan, the 2000 Plan and the Options.

(5) Shares issuable on exercise of options to be granted under the 1994-2 Plan, the 1998 Plan or the 2000 Plan.

(6) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) (1) based upon the average of the high and low sales prices of the Registrant's Common Stock on the Nasdaq National Market on March 16, 2000.

                                      NOTE

         This Registration Statement includes a form of prospectus to be used by certain persons who may be deemed to be affiliates of the Registrant in connection with the resale of shares of Common Stock received by such persons pursuant to the exercise of options granted under

-        Registrant's 2000 Incentive Stock Option Plan

-        Registrant's 1998 Incentive Stock Option Plan

- Registrant's Second Amended and Restated 1994-2 Stock Option Plan, 500,000 of which shares are subject to this Registration Statement and 500,000 of which are subject to the Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (File No. 33-93362)

- Registrant's 1994 Stock Option Plan, which shares are subject to Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (File No. 33-93362)

- Registrant's Employee Stock Option Plan #1, which shares are subject to Registrant's Registration Statement on Form S-8, filed on June 9, 1995 (Registration No. 33-93362).

PROSPECTUS

                                 STRATASYS, INC.

                                 362,537 SHARES

         We have prepared this prospectus so certain of our officers and directors may resell our shares of common stock. The selling stockholders have acquired or may acquire common stock upon exercise of options granted or to be granted under any of the following plans:

-        Stratasys, Inc. Employee Stock Option Plan #1 ("Plan #1")

-        Stratasys, Inc. Amended and Restated 1994 Stock Option Plan ("1994
         Plan")

- Stratasys, Inc. Amended and Restated 1994-2 Stock Option Plan (the "1994-2 Plan")

-        Stratasys, Inc. 1998 Incentive Stock Option Plan ("1998 Plan")

-        Stratasys, Inc. 2000 Incentive Stock Option ("2000 Plan")

The maximum number of shares which may be offered or sold under this prospectus will be adjusted if we:

         -        split our common stock

         -        declare a dividend on our common stock

         -        recapitalize

         -        do anything else that affects our outstanding common stock

Our common stock is listed on the Nasdaq National Market and the Pacific Stock Exchange. We anticipate the selling stockholders to offer shares of common stock for resale at prevailing prices on the Nasdaq National Market or the Pacific Stock Exchange on the date of sale. We will not receive any of the proceeds from the sale of the common stock, but we will receive the exercise price upon exercise of options.

 OUR COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF
    RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.
--------------------------------------------------------------------------------

                 The date of this Prospectus is March 17, 2000.

                           INFORMATION ABOUT STRATASYS

         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements. Our common stock is also listed on the Pacific Stock Exchange. Copies of our reports, proxy statements and other information may also be inspected at the office of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

1.       Annual Report on Form 10-KSB for the fiscal year ended December 31,
         1998

2.       Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

3.       Quarterly Report on Form 10-Q for the quarter ended June 30, 1999

4.       Quarterly Report on Form 10-Q for the quarter ended September 30, 1999

5.       Current Report on Form 8-K filed on January 15, 1999

6.       Proxy Statement dated April 6, 1999

7. The description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-13400) under Section 12 of the Securities Exchange Act.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                 Stratasys, Inc.
                               14950 Martin Drive
                       Eden Prairie, Minnesota 55344-2020
                       Attention: Chief Financial Officer
                            Telephone: (612) 937-3000

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                  OUR BUSINESS

         We are a leader in the three dimensional ("3D") imaging business, which is referred to as "rapid prototyping". We develop, manufacture and market a family of RP devices that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials directly from a computer aided design ("CAD") workstation. In many industries, the models and prototypes required in product development are produced laboriously by hand-sculpting or machining, a traditional process that can take days or weeks. Our computerized modeling systems use our proprietary technology to make models and prototypes directly from a designer's three-dimensional CAD in a matter of hours.

         We believe that the RP systems using our patented fused deposition modeling ("FDM(R)") technology and new Genisys(R) technology are the only rapid prototyping systems commercially available that can produce parts from plastic without relying on lasers. This affords us a number of significant advantages over other commercially available 3D rapid prototyping technologies, which primarily rely on lasers to create models. These benefits include:

- the ability to use the device in an office environment due to the absence of hazardous emissions

- the need for relatively little set up of the system for a particular project

-        the availability of a variety of modeling materials

-        the lack of any need for costly replacement lasers and laser parts

Our RP systems can also run virtually unattended, producing models while designers perform other tasks.

         The process our FDM(R) systems use to develop a three-dimensional model begins with the creation of a conceptual geometric model on a CAD workstation. The model is then imported into our proprietary QuickSlice(R) software program, which mathematically slices the conceptual model into horizontal layers that are downloaded into our RP system. This rapid prototyping software basically draws cross-sections of the model one layer at a time to create a three-dimensional "blueprint." A spool of thin thermoplastic modeling material feeds into a moving FDM(R) extruding head, which heats the material to a semi-liquid state. This semi-liquid material is then extruded and deposited in ultra-thin flat layers on a base (the "X-Y Stage") in the modeling chamber. As the computer-controlled head directs the material into place layer upon layer, the material solidifies, creating a precise and strong laminated model.

         The Genisys(R) modeling process is similar. Genisys(R) uses our proprietary AutoGen(R) software to slice the conceptual model created on a CAD workstation into horizontal layers that are downloaded into Genisys(R). Genisys(R) then uses wafers of polyester modeling material, rather than spools of filament, to feed the extrusion head. The extrusion head heats these wafers and, using a precision hydraulic conical pump, deposits a continuous layer of plastic polymer beads (much like squeezing toothpaste from a tube) onto the X-Y Stage to create a three-dimensional model by building up layers. In comparison to our FDM(R) systems, due to its size, Genisys(R) allows the prototype to be created on a desktop, directly from a workstation, like a 3D printer.

         Stratasys, Inc. was incorporated in Delaware on August 8, 1989. Our executive offices are located at 14950 Martin Drive, Eden Prairie, Minnesota 55344-2020, and our telephone number is (612) 937-3000.

                                  RISK FACTORS

         Before you buy our common stock, you should be aware of the risks of investment, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus, including the information provided in the documents that we incorporate by reference.

             RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

         WE HAVE A HISTORY OF LOSSES, AND WE MAY NOT BE ABLE TO SUSTAIN PROFITABILITY.

         Our operating profits for the following fiscal years were:

                  1999...........................    $2,480,661
                  1997...........................      $208,963
                  1996...........................    $2,171,744
                  1995...........................      $141,078

However, we incurred net operating losses for the following fiscal years:

                  1998...........................    $6,429,382
                  1994...........................    $1,100,696
                  1993...........................    $1,029,038

         We expect our operating expenses to vary little as our sales fluctuate, and we will be required to continue to incur research and new product development expenses to compete effectively. Therefore, our profitability will depend in large part on our ability to increase sales. Our ability to increase sales and sustain profitability will depend on the following factors, among others:

         -        our ability to secure new customers

         -        our ability to develop and sell new products

         - the ability of our management to successfully implement our business strategy

         - our ability to manufacture and deliver products in a timely manner

         -        the response of our competitors to our products

         IF WE ARE UNABLE TO SUCCESSFULLY MARKET OUR RP PRODUCTS AND SERVICES, WHICH ARE OUR ONLY PRODUCT LINES, WE MAY NOT SUCCEED AS A BUSINESS.

    We currently derive substantially all of our revenues from sales of our RP systems and related services and consumable products. We do not presently market any other products or services, and we may not develop other products or services in the future. Therefore, if we cannot sell our RP products and services profitably, we will be unable to sustain profitability. You should not expect us to be able to acquire or develop new products or services that we can sell profitably, if we cannot sell our RP products and services profitably.

         THE RAPIDLY CHANGING MARKET FOR RP SYSTEMS REQUIRES US TO MAKE SUBSTANTIAL EXPENDITURES FOR PRODUCT ENHANCEMENT AND NEW PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

         Our ability to compete in the RP market depends, in large part, on our success in enhancing our existing product lines and in developing new products. Even if we successfully enhance existing products, it is likely that new products and technologies that we develop will eventually supplant our enhanced products. The introduction of new, cost-effective products could cause our net income from sales to decline, despite an increase in sales volume. We may not successfully enhance existing products or develop new products and any of our products may be rendered obsolete or uneconomical by our or others' technological advances.

         WE FACE COMPETITION FROM A VARIETY OF COMPANIES AND TECHNOLOGIES, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

         Competition in the RP business is intense. Our principal competitors in the RP field are 3-D Systems, Inc., DTM Corp., Z Corp., and EOS, all of which rely on technologies that are different from ours. Some of these companies have significantly greater financial, product development, manufacturing and marketing resources than ours. Our RP systems also compete with traditional methods of producing models and prototypes, such as machining and hand-sculpting, which continue to be widely used. Our RP systems compete on the bases of price, reliability, and ease of use. Our competitors may devote greater resources to the development, promotion and sale of their products than we can to the sale of our products. They may also develop RP systems and technologies that are superior to or have greater market acceptance than ours. Our competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, and adopt more aggressive pricing policies than we can. All of these factors would make it more difficult to market our products effectively and to sustain profitability. If we are unable to compete successfully, our business, financial condition and results of operations will be adversely affected.

         OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS AND OTHER EVENTS IMPACTING FOREIGN MARKETS.

         Sales of our RP products and services outside the United States comprised approximately 50% of our revenues in 1999, and we expect to have a comparable percentage of sales in foreign countries in 2000. Since we invoice all of our foreign sales in U.S. dollars, a decline in the value of foreign currencies against the U.S. dollar would make our products more expensive overseas. Such a de facto price increase could have the effect of materially reducing our revenues. The following factors could also have the effect of reducing our foreign sales:

-        Potential increased costs associated with overlapping tax structures.

-        Trade restrictions and exchange controls.

- More limited protection for intellectual property rights in some countries.

- Difficulties and costs associated with staffing and managing foreign operations.

-        Unexpected changes in regulatory requirements.

- The difficulties of compliance with a wide variety of foreign laws and regulations.

-        Longer accounts receivable cycles in certain foreign countries.

-        Import and export licensing requirements.

         THE FAILURE OF ONE OR MORE OF OUR FOREIGN DISTRIBUTORS TO PAY THEIR ACCOUNTS RECEIVABLE WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

         At the end of 1999, several of our foreign distributors had outstanding account receivable balances in excess of $600,000 each. Although some of these accounts have been outstanding for more than six months, we have not written them off, because we have generally been able to collect substantially all of the past due balances from our foreign distributors. We also expect the number of foreign distributors that have significant outstanding account receivable balances to grow as our foreign sales grow. If we are unable to collect any of these accounts, however, our operating results would be adversely affected, which could have an adverse effect on the market price of our common stock.

                        RISKS RELATING TO OUR OPERATIONS

         IF THE DISTINCTIVE MATERIALS WE USE FOR OUR PROPRIETARY PRODUCTS ARE UNAVAILABLE, OUR BUSINESS COULD SUFFER.

         We are dependent on our ability to purchase distinctive materials and ingredients for our rapid prototyping technology, particularly for the filaments and wafers that our systems use. We choose vendors based on the unique properties of the materials that they supply and on their ability to demonstrate through extensive testing and reformulations that such materials are the most suitable to both our manufacturing processes as well as to FDM(R) or Genisys(R) compatibility. Other vendors supply off-the-shelf components that are specifically compounded according to our specifications. Such compounds are our trade secrets. Although we have been able to purchase these materials from a number of vendors at favorable prices, we may not be able to do so in the future. Furthermore, if we lose a vendor for vendor-specific formulations, we would be required to retest and recertify any new vendors. Any of the following could have an adverse effect on our operations and delay the delivery of our products:

         -        shortage of materials

         -        inability to obtain materials from our usual vendors

         -        the need to purchase materials at higher prices

         OUR INVENTORY OF PARTS AND MATERIALS FOR OUR PRODUCTS MAY BECOME OBSOLETE.

         We maintain an inventory of components for our equipment in order to provide replacement parts. The enhancement or discontinuation of our existing systems or our development of new systems may render our some of our parts inventory obsolete. In addition, changes during the development of a new system may render some of our parts inventory for that system obsolete even before we begin to ship it. If our inventory becomes obsolete, it will have little or no value. Therefore, the obsolescence of our inventory could have a material adverse effect on our financial results.

         IF WE ARE UNABLE TO RETAIN KEY OPERATING PERSONNEL, OUR DEVELOPMENT OF NEW PRODUCTS WILL BE DELAYED AND OUR PERSONNEL COSTS WILL INCREASE.

         We are dependent on key employees in our operating departments, such as engineers and computer programmers, to enhance existing products and develop new products. There is a national shortage of employees with those skills, and thus, there is a great demand for them. Our inability to retain key engineers and other key employees could have the effect of delaying our development and introduction of new RP systems and products, which would adversely affect our revenues. In addition, we have had to increase salaries, benefits and other personnel costs to retain these key employees. Recruitment of replacement employees is also time consuming and expensive. Accordingly, our efforts to retain and replace key employees could adversely affect our profitability.

                     RISKS RELATING TO INTELLECTUAL PROPERTY

         IF WE ARE UNABLE TO PROTECT OUR PATENT RIGHTS, KNOW-HOW AND TRADE SECRETS, WE COULD LOSE OUR COMPETITIVE ADVANTAGE.

         In developing our RP systems and related consumable products, we have used our patented technology, know-how and trade secrets. We rely on our patents to protect us against competitors using the same technology in their products. Since no other RP systems can legally use this patented technology, we also rely on the use of this technology in our RP systems to differentiate our systems and process from those of our competitors. However, competitors could violate, challenge the validity of, or attempt to circumvent our patent rights. They could also assert patent infringement claims against us. Confidentiality agreements that we require our employees, consultants, advisors and contractors to sign may not deter them from disclosing our unpatented know-how and other trade secrets to our competitors or from using that intellectual property themselves to compete against us. In any of those cases, we could be required to spend significant financial and management resources to protect or defend our rights, and we might not have adequate resources to undertake a defense. If we were unsuccessful, our competitors would have the ability to use the same technology as we are using, and they might even be able to require us to license the technology from them or to keep us from using it ourselves. If others use the technology that we rely on, or keep us from using it, it would be more difficult for us to differentiate our products and processes from those of our competitors using the same technology. We might also have to pay license fees, which would affect our profitability and cash flow. Any of these consequences could have a material adverse effect on our ability to market our products and to compete effectively in the RP industry.

                        RISKS RELATING TO OUR SECURITIES

         RESULTS OF OUR OPERATIONS AND OTHER FACTORS AFFECTING OUR BUSINESS COULD RESULT IN SHARP CHANGES IN OUR COMMON STOCK PRICE.

         Since our initial public offering in October 1994, our common stock has traded at prices ranging between $3.375 and $25.25, and in the 12 -month period from February 20, 1999 through February 20, 2000, it has traded at prices ranging from $3.375 to $11.625. Factors contributing to this volatility include:

         -        fluctuations in our quarterly operating results;

         - our or our competitor's announcements of new products or technologies;

         - our funding requirements and sales of our common stock or other issuances of our securities.

Many of these factors are beyond our control and may affect the market price of our common stock regardless of our operating performance.

         SHARES ELIGIBLE FOR FUTURE PUBLIC SALE BY OUR CURRENT SECURITYHOLDERS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         We had 6,108,161 shares of common stock outstanding as of February 29, 2000. Holders of substantially all of those shares can sell them publicly, subject to limitations under the securities laws on the number of shares that our affiliates can sell publicly during any three-month period. We have also reserved for issuance a total of approximately 1,673,120 shares of common stock upon the exercise of outstanding options and warrants. All of those shares can be sold publicly after issuance under registration statements filed with the SEC or an exemption from registration.

         If our securityholders sell publicly a substantial number of shares issued on the exercise of outstanding options and warrants, then the market price of our common stock could fall. Public perception that those sales will occur could also adversely affect the price of our common stock. A decline in the price of our common stock could also impair our ability to raise capital through the sale of equity securities.

                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. They discuss future expectations, estimate the happening of future events, anticipate our future financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors provided in this prospectus and other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares. However, we expect to use the proceeds from the exercise of options to purchase the shares for working capital and other general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth the name and address of each selling stockholder, the number of shares of common stock he beneficially owned as of February 29, 2000, the number of shares that the selling stockholder may offer, and the number of shares of common stock that the selling stockholder will beneficially own upon completion of the offering, assuming all of the shares offered are sold. The selling stockholders can sell up to 382,537 shares of our common stock under this prospectus.

                           Number of Shares   Percentage of      Number of      Number of Shares   Percentage of
                           Owned Before       Shares Owned       Shares to be   Owned After        Shares Owned
Selling Stockholders       Sale (1)           Before Sale (2)    Sold (3)       Sale               After Sale
--------------------       ----------------   ---------------    ------------   ----------------   -------------
S. Scott Crump
(Chairman, Chief
Executive Officer,
President, Treasurer and
Director)                      751,867 (4)           12.24%         75,700          725,967          11.87%

Thomas W. Stenoien
(Chief Financial Officer)       14,749 (5)              *           27,650            3,299             *

Ralph E. Crump
(Director)                     336,830 (6)            5.5%          41,000          308,330           5.05%

Arnold Wasserman
(Director)                      77,500 (7)              *           82,000            8,000             *

Clifford Schwieter
(Director)                      50,687 (8)              *           63,187               0              *

Gregory L. Wilson
(Director)                      58,500 (9)              *           71,000               0              *

Cameron Truesdell
(Director)                     547,050 (10)           8.96%         22,000          525,050           8.60%

----------------------
*        Represents less than 1% of the issued and outstanding Common Stock.

(1) Unless indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock, that they beneficially own. For purposes of this table, a person is deemed to be the beneficial owner of all common stock that he has the right to acquire, regardless of whether such right is presently exercisable. Each beneficial owner's percentage ownership is determined by assuming that rights to acquire shares of common stock that such person holds (but not those held by any other person) have been exercised.

(2)      Based on 6,108,161 shares of Common Stock outstanding as of February
         29, 2000.

(3) Does not include shares that may be acquired pursuant to the exercise of options to be granted under the 1994 Plan, the 1994-2 Plan, the 1998 Plan or the 2000 Plan and subsequently sold pursuant to this Prospectus.

(4) Includes presently-exercisable options to purchase 22,950 shares of common stock and presently-exercisable warrants to purchase 8,000 shares of common stock. Does not include options to purchase 39,800 shares of common stock that are not presently exercisable. Also includes 358,787 shares of common stock directly owned by Lisa H. Crump, S. Scott Crump's wife, and presently-exercisable options to purchase 2,950 shares of common stock held by Ms. Crump. Does not include options held by Ms. Crump to purchase 10,000 shares of common stock that are not presently exercisable. Mr. Crump disclaims beneficial ownership of all such shares. In addition, Mr. Crump disclaims beneficial ownership of 154,165 shares of common stock owned directly and presently-exercisable options to acquire 23,500 shares of common stock held by Ralph E. Crump, Mr. Crump's father, and 154,165 shares owned directly by Marjorie Crump, Mr. Crump's mother.

(5) Includes presently-exercisable options to purchase 11,450 shares of common stock. Does not include options to purchase 16,200 shares of common stock that are not presently exercisable.

(6) Includes presently-exercisable options to purchase 28,500 shares of common stock. Does not include options to purchase 12,500 shares of common stock that are not presently exercisable. Also includes 154,165 shares of common stock directly owned by Marjorie Crump, Ralph Crump's wife. Mr. Crump disclaims beneficial ownership of all such shares. In addition, Mr. Crump disclaims beneficial ownership of 359,180 shares of common stock owned directly by, presently-exercisable options to acquire 22,950 shares of common stock held by, and presently-exercisable warrants to purchase 8,000 shares of common stock held by S. Scott Crump, Mr. Crump's son, and 358,787 shares owned directly by and presently-exercisable options to purchase 2,950 shares of common stock held by Lisa H. Crump, Mr. Crump's daughter-in-law.

(7) Represents presently-exercisable options to purchase 69,500 shares of common stock and presently-exercisable warrants to purchase 8,000 shares of common stock. Does not include options to purchase 12,500 shares of common stock that are not presently exercisable.

(8) Represents presently-exercisable options to purchase 50,687 shares of common stock. Does not include options to purchase 12,500 shares of common stock that are not presently exercisable.

(9) Represents presently-exercisable options to purchase 58,500 shares of common stock. Does not include options to purchase 12,500 shares of common stock that are not presently exercisable.

(10) Includes presently-exercisable options to purchase 12,000 shares of common stock and presently-exercisable warrants to purchase 32,000 shares of common stock. Does not include options to purchase 10,000 shares of common stock that are not presently exercisable.

                              PLAN OF DISTRIBUTION

         The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to, one or any combination of the following types of transactions:

         -        ordinary brokers' transactions;

         - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

         - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

         - "at the market" to or through market makers or into an existing market for the common stock;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

         -        in privately negotiated transactions; or

         -        to cover short sales.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether underwriters who the selling stockholders may select, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters that the selling stockholders may select or by any broker-dealer acting as principal or agent for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158.

                                     EXPERTS

                  The consolidated financial statements as of December 31, 1998 and 1997, and for each two years in the period ended December 31, 1998, incorporated in this prospectus by reference, have been incorporated herein in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Stratasys, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by Stratasys, Inc., a Delaware corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this registration statement.

         (1) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

         (2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

         (3)      Quarterly Report on Form 10-Q for the quarter ended June 30,
1999.

         (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

         (5) The Registrant's Current Report on From 8-K filed on January 15, 1999.

         (6)      Proxy Statement dated April 6, 1999.

         (7) The description of the Registrant's common stock, par value $.01 per share (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (File No. 1-13400) pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 8.  EXHIBITS.

         EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
         -----------                                 ----------------------

         4.1                                Second Amended and Restated 1994-2  Stock Plan (the "1994-2
                                            Plan").(1)

         4.2                                Form of Stock Option Agreement under the Plan between the
                                            Registrant and the holders of stock options.(1)

         4.3                                1998 Incentive Stock Option Plan.(2)

         4.4                                Form of Stock Option Agreement under the 1998 Plan between the
                                            Registrant and the holders of stock options.(2)

         4.5                                2000 Incentive Stock Option Plan.

         4.6                                Form of Stock Option Agreement under the 2000 Plan between the
                                            Registrant and holders of stock options.

         5.1                                Opinion of Snow Becker Krauss P.C.

         23.1                               Consent of Snow Becker Krauss P.C. (included in Exhibit 5.1 hereto).

         23.2                               Consent of Rothstein, Kass & Company, P.C.

----------------
(1) Incorporated by reference to Registrant's definitive proxy statement filed April 16, 19997.

(2) Incorporated by reference to Registrants definitive proxy statement filed April 14, 1998.

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
Section 10 (a) (3) of the Securities Act of 1933;

                           (ii)     To reflect in the prospectus any facts or
events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                           (iii)    To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities act of 1933 and will be governed by the final adjudication of such issue

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds the believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on this 17th day of March, 2000.

                                  STRATASYS, INC.

                                  By: /s/ S. Scott Crump
                                     -------------------------------------------
                                      S. Scott Crump, Chief Executive
                                      Officer and Chairman of the Board of
                                      Directors

                               POWERS OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Scott Crump as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution , for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons, in the capacities indicated, on March 17, 2000.

/s/ S. Scott Crump
---------------------------------------
S. Scott Crump, Chairman, Chief
Executive Officer and Director
(Principal Executive Officer)

/s/ Thomas W. Stenoien
----------------------------------------
Thomas W. Stenoien, Chief Financial
Officer (Principal Financial and Accounting Officer)

/s/ Ralph E. Crump
----------------------------------------
Ralph E. Crump, Director

/s/ Arnold J. Wasserman
----------------------------------------
Arnold J. Wasserman, Director

/s/ Clifford H. Schwieter
----------------------------------------
Clifford H. Schwieter, Director

/s/ Gregory L. Wilson
----------------------------------------
Gregory L. Wilson, Director

----------------------------------------
Cameron Truesdell, Director